(d)(8)(iv)

AXA PREMIER VIP TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of March 1, 2010 (“Amendment No. 2”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Institutional Capital LLC (“ICAP” or “Adviser”).

AXA Equitable and ICAP agree to modify the Investment Advisory Agreement dated as of July 1, 2006 (“Agreement”) as follows:

1. Appendix A. Appendix A to the Agreement setting forth the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth below.

AXA EQUITABLE LIFE INSURANCE COMPANY		INSTITUTIONAL CAPITAL LLC

By:	/s/ Steven M. Joenk	By:	/s/ Brian Franco
Name:	Steven M. Joenk		Name: Brian Franco
Title:	Senior Vice President		Title: CCO
Date:			Date: 6/24/10

APPENDIX A

INVESTMENT ADVISORY AGREEMENT

INSTITUTIONAL CAPITAL LLC

Related Portfolios	Annual Advisory Fee Rate***

Large Cap Value Portfolios, which shall consist of the following ICAP Allocated Portion and Other Allocated Portion** (collectively referred to as “Large Cap Value Portfolios”):

EQ/Large Cap Core PLUS Portfolio*, **

Multimanager Large Cap Value Portfolio*

0.30% of the ICAP Allocated Portion’s average daily net assets

*	Fee to be paid with respect to this Fund shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “ICAP Allocated Portion.”

**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified “Large Cap Value Portfolios.”

***	The daily advisory fee for the Large Cap Value Portfolios is calculated by multiplying the aggregate net assets of the Large Cap Value Portfolios at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each ICAP Allocated Portion is the portion of the daily advisory fee for the Large Cap Value Portfolios equal to the ICAP Allocated Portion’s net assets relative to the aggregate net assets of the Large Cap Value Portfolios, including the ICAP Allocated Portion, used in the fee calculation.